[MODAVOX LETTERHEAD]


March 19, 2009

THE UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Attn: Gopal R. Dharia
Staff Accountant
450 Fifth Street, N.W.
Washington, D.C. 20549-0308

RE:   MODAVOX, INC. (THE "COMPANY")
      FORM 10-KSB FOR THE YEAR ENDED FEBRUARY 28, 2008
      FILED JUNE 13, 2009
      FILE NO. 333-57818

Dear Mr. Dharia:

In connection with the Company's response to the Commissions comments in a letter dated February 26, 2009, this correspondence shall acknowledge the following:

      o The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

      o Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

      o The Company may not assert this action as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

MODAVOX, INC.

By: /s/ David J. Ide
    -----------------------------
    David J. Ide
    Chief Executive Officer